Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-211472) of Cidara Therapeutics, Inc.,

(2)	Registration Statement (Form S-3 No. 333-221535) of Cidara Therapeutics, Inc., and

(3)
Registration Statements (Form S-8 Nos. 333-216722, 333-203434 and 333-210263) pertaining to the 2013 Stock Option and Grant Plan, the 2015 Equity Inventive Plan, and the 2015 Employee Stock Purchases Plan of Cidara Therapeutics, Inc.;

of our report dated February 27, 2018, with respect to the consolidated financial statements of Cidara Therapeutics, Inc. included in this Annual Report (Form 10-K) of Cidara Therapeutics, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP
San Diego, California
February 27, 2018